Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amended Current Report on Form 8-K of our audit report dated March 3, 2020, with respect to the consolidated balance sheets of Cannakorp, Inc. as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations and comprehensive loss, changes in stockholder’s (deficit) equity, and cash flows for each of the two years then ended. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt about Cannakorp, Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

Spokane, Washington

March 13, 2020